Exhibit (h)(4)

AMENDMENT No. 1 TO CHIEF COMPLIANCE OFFICER SERVICES
 AGREEMENT

     This AMENDMENT No. 1 TO CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT (“Amendment”) is effective as of the 26th day of May, 2009, and is made to that certain Chief Compliance Officer Services Agreement (the “Agreement”) dated July 24, 2007, by and between TDX INDEPENDENCE FUNDS, INC. (formerly TDAX Funds, Inc.), a Maryland corporation (the “Fund”), and ALPS FUND SERVICES, INC., a Colorado corporation (“ALPS”).

W I T N E S S E T H:

     WHEREAS, the Fund and ALPS are parties to the Agreement; and

     WHEREAS, the Fund and ALPS wish to amend the Agreement in certain respects as more fully set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Section 1 of the Agreement is hereby deleted in its entirety and amended to read as follows:

     SECTION 1. Term of Agreement.

     The Fund hereby retains ALPS, on behalf of each Portfolio, for a period beginning on the Effective Date and ending July 31, 2008 (collectively, with each successive one-year period as renewed below, the “Term”). This Agreement shall automatically renew for successive annual terms, unless terminated by either the Fund or ALPS as provided in Sections 8 and 9.

     2. Section 12 (a) of the Agreement is hereby deleted in its entirety and amended to read as follows:

     SECTION 12. Notices.

(a) if to the Fund, to:

TDX Independence Funds, Inc.
c/o XShares Advisors LLC
420 Lexington Ave., Suite 2550
New York, New York 10170

with a copy to:
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attn: Michael R. Rosella, Esq.

     3. Exhibit C of the Agreement is hereby deleted in its entirety and replaced with a new Exhibit C attached hereto.

     4. All references in the Agreement to TDAX Funds, Inc., shall connote TDX Independence Funds, Inc.

     5. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

     6. This Amendment may be executed in separate counterparts, each of which when so executed shall be deemed to be an original and such counterparts shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as of the date first above written.

TDX INDEPENDENCE FUNDS, INC.

By:	/s/ James J. McCluskey

Name: James J. McCluskey
Title: Secretary, Treasurer, CFO & Controller

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy O. May

Name: Jeremy O. May
Title: President

Exhibit C

Portfolios Series of the Fund

TDX Independence 2010 Exchange-Traded Fund
TDX Independence 2020 Exchange-Traded Fund
TDX Independence 2030 Exchange-Traded Fund
TDX Independence 2040 Exchange-Traded Fund
TDX Independence In-Target Exchange-Traded Fund